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                                   EXHIBIT 11


V-TWIN ACQUISITIONS, INC.
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND JULY 31, 1998

     --------------------------------------------------------------------------------------------
                                                               Three Months
                                                               Ended Sept. 30,        July 31,
                                                                    1998                1998
     --------------------------------------------------------------------------------------------

     Shares Outstanding............................              3,000,000           1,000,000
     Weighted average shares outstanding...........              3,000,000           1,000,000
     Net Income (Loss).............................             $ (10,000)           $  - 0 -
     Total Net Income (Loss) Available for Common Stockholders' $ (10,000)           $  - 0 -
                                                                ==========           =========

     Basic and Diluted Earnings (Loss) Per Share:
     Earnings (Loss) Per Share                                     $0.00             $0.00
                                                                   -----             -----